U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.

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1. Name and Address of Reporting Person(1)

        Rosenthale,     Marvin                  E.
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   (Last)               (First)                 (Middle)

        6908 Queenferry Circle
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                                    (Street)

        Boca Raton,     FL                      33496
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   (City)               (State)                 (Zip)
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2. Issuer Name and Ticker or Trading Symbol

        Discovery Laboratories, Inc. (Discovery)

        DSCO
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

        July 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

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7. Individual or Joint/Group Filing (check applicable line)

   |X|  Form Filed by One Reporting Person
   |_|  Form Filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
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Common Stock               7/17/02        M               7,800        A     $0.0821   18,600         D/I       By Trust (3,000)
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Common Stock               7/17/02        M               7,800        A     $0.3205   18,600         D/I       By Trust (3,000)
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

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

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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Stock Options       $1.4100   5/21/02   A    V  20,000        5/21/02(1) 5/20/12  Common     20,000  $1.41   80,000    D
                                                                                  Stock
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Stock Options       $0.0821  07/17/02   M             7,800  11/01/96   11/01/96  Common      7,800  $0.0821 80,000    D
                                                                                  Stock
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Stock Options       $0.3205  07/17/02   M             7,800  01/30/98   01/30/08  Common      7,800  $0.3205 80,000    D
                                                                                  Stock
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
Explanation of Responses:

(1) Director Automatic Option Grant - Vests one year from date of grant.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


       /s/ Marvin E. Rosenthale                                 7/29/02
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**Signature of Reporting Person                                   Date

Note: File three copies of this form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

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